Exhibit 99.1

MV Oil-Trust

MV Oil Trust Announces Trust Distribution of Net Profits for Period Ending December 31, 2006

MV OIL TRUST

The Bank of New York Trust Company, N.A., Trustee

NEWS
RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, February 8, 2007 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of Net Profits for the Payment Period ended December 31, 2006. This first payment period is from and after the Effective Time until December 31, 2006 consisting of five months’ Net Profits as provided in the Conveyance of Net Profits Interest to the Trust.

Unitholders of record on February 15, 2007 will receive a distribution amounting to $11,639,799 or $1.0122 per unit payable February 23, 2007.

Volumes, Price and Net Profits for the Payment Period were:

Volume Oil (BOE)	434,515

Price Oil (BOE)	$57.88

Gross Proceeds	$25,149,351

Costs	$9,457,050

Net Profits	$15,692,301

Amount applicable to Trust 80%

Net Profits Interest	$12,553,841

Gross Hedge Proceeds	$519,948

Percentage applicable to Trust 80%

Hedge Proceeds	$415,958

Total cash proceeds available for the Trust	$12,969,799

MV Partners, LLC reserve per agreement	$1,000,000

Provision for estimated Trust expenses	$300,000

MV Administrative Service Fee	$30,000

This press release contains forward-looking statements.  Although the Working Interest Owners has advised the Trust that it believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the Working Interest Owner on or prior to the record date. Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, and other factors described in the Trust’s Final Prospectus filed with the Securities and Exchange Commission on January 19, 2007.   Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release

Contact:	MV Oil Trust
The Bank of New York Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599

919 Congress Avenue, Austin, TX 78701